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                                                                 Exhibit 10.26.1


                           FIRST AMENDMENT TO SUBLEASE

      This First Amendment to Sublease, dated as of February 14, 2003 (this "First Amendment"), is by and between ARIAD Corporation, a Delaware corporation ("Sublandlord"), with a place of business at 26 Landsdowne Street, Cambridge, Massachusetts 02139, and ViaCell, Inc., a Delaware corporation ("Subtenant") with an address of 131 Clarendon Street, 3rd Floor, Boston, MA 02116.

                              PRELIMINARY STATEMENT

      By Lease dated January 8, 1992 ("Original Lease"), ARIAD Pharmaceuticals, Inc. leased from Forest City Cambridge, Inc. ("Prime Landlord") approximately 100,361 rentable square feet of space in the building known as The Jackson Building, having a street address of 26 Landsdowne Street, Cambridge, Massachusetts ("Building"). The Prime Lease Premises (defined below) are more particularly described in the Prime Lease (defined herein).

      ARIAD Pharmaceuticals, Inc. assigned its interest in the Original Lease to Sublandlord, which assignment was executed on October 19, 1992, and recorded with the Middlesex County Southern District Registry of Deeds in Book 22527, Page 581, and filed with the Middlesex County Southern Registry District of the Land Court as Document No. 888025 noted on Certificate of Title No. 157415.

      The Original Lease as amended by the First and the Second Amendments to Lease, each dated May 12, 1994, the Third Amendment to Lease, dated June 1, 1994, a letter agreement dated December 16, 1996 (the Fourth Amendment to Lease), a letter agreement dated July 31, 1998 (the Fifth Amendment to Lease), the Sixth Amendment to Lease, dated December 31, 1999, and the Seventh Amendment to Lease, dated June 1, 2001, as amended by Letter dated October 2, 2001, as the same may from time to time be further amended and supplemented, are hereinafter referred to collectively as the "Prime Lease." All of the space in the Building that is now or hereafter leased by Sublandlord pursuant to the Prime Lease is hereinafter referred to as the "Prime Lease Premises."

      Pursuant to that certain Sublease dated November 1, 2001 (the "Sublease"), Sublandlord leased to Subtenant a portion of the Prime Lease Premises which comprises approximately 3,226 rentable square feet of laboratory space on the fifth floor of the Building and is known as and numbered Suite 580 (the "Sublet Premises"). The expiration date of the Sublease is April 30, 2003 (the "Sublease Expiration Date").

      Sublandlord and Subtenant desire to extend the Sublease Expiration Date to April 30, 2004.

      Capitalized terms used in this First Amendment to Sublease and not otherwise defined in the Sublease shall have the meanings established in the Prime Lease.
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      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

      1. Extended Sublease Expiration Date/Increased Additional Rent. Sublandlord and Subtenant hereby extend the Sublease Expiration Date from April 30, 2003 to April 30, 2004 (the "Extended Sublease Expiration Date"). The period from May 1, 2003 through and including the Extended Sublease Expiration Date shall be referred to as the "Extended Sublease Term," which Extended Sublease Term shall be on all of the same terms and conditions as the Sublease; provided, however, that during the Extended Sublease Term, Subtenant's monthly additional rent amount payable by Subtenant to Sublandlord pursuant to Section 4(b) of the Sublease shall be increased from $8,825.28 to $9,225.28. In addition, Subtenant agrees to reimburse Sublandlord, within ten (10) days following presentation to Subtenant of an invoice therefor, for the cost of maintaining a service agreement for the chilling equipment previously installed for Subtenant's benefit, which cost to Subtenant shall not exceed the sum of $2,000.00 in any twelve-month period.

      2. Brokers. Each of Sublandlord and Subtenant warrants and represents that such party has not dealt with any broker in connection with the consummation of this First Amendment; and in the event any claim is made against either party by any other broker or agent alleging dealings with the representing party, the party against whom the claim is made shall defend, save harmless and indemnify the other on account of any loss, cost, damage and expense (including, without limitation, reasonable attorneys' fees and disbursement) which may be suffered or incurred by the indemnified party by reason of such claim.

      3. Costs. At the time of execution of this First Amendment, Subtenant agrees to pay to Sublandlord a sum equal to Sublandlord's legal fees incurred in connection with the preparation of this First Amendment, which cost shall not exceed $3,000.

      4. EFFECT OF AMENDMENT. Except as set forth herein, the Sublease shall remain unchanged and in full force and effect. All references to the "Sublease" shall be deemed to be references to the Sublease as amended by this First Amendment.

      5. CONSENT OF PRIME LANDLORD. This First Amendment to Sublease is expressly conditioned upon Sublandlord and Subtenant first obtaining the prior written consent of Prime Landlord pursuant to the terms of the Prime Lease.

                            Signatures on next page.


                                      -2-
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      EXECUTED in one or more counterparts by persons or officers hereunto duly authorized as of the date and year first above written.

                                            SUBLANDLORD:
                                            ARIAD Corporation

Attest: /s/ Kervie Kneeland                 By: /s/ Edmond M. Fitzgerald
       ---------------------------------       ---------------------------------
       Name:  Kervie Kneeland               Name:  Edmond M. Fitzgerald
       Title: Assistant to Edward           Title: Chief Financial Officer
              Fitzgerald

                                            SUBTENANT:
                                            ViaCell, Inc.

Attest:                                     By: /s/ Jeffrey A. Sacher
       ---------------------------------       ---------------------------------
       Name:                                Name:  Jeffrey A. Sacher
       Title:                               Title: CFO